NEWS RELEASE
FOR IMMEDIATE RELEASE
July 29, 2021
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS THIRD QUARTER FISCAL YEAR 2021 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended June 30, 2021. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 will be filed with the Securities and Exchange Commission ("SEC") on or about August 9, 2021 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:
•net income of $18.2 million;
•basic and diluted earnings per share of $0.13;
•net interest margin of 1.84%;
•paid dividends of $65.7 million, or $0.485 per share, including a $0.40 per share True Blue® Capitol dividend; and
•on July 20, 2021, announced a cash dividend of $0.085 per share, payable on August 20, 2021 to stockholders of record as of the close of business on August 6, 2021.

Comparison of Operating Results for the Three Months Ended June 30, 2021 and March 31, 2021

For the quarter ended June 30, 2021, the Company recognized net income of $18.2 million, or $0.13 per share, compared to net income of $20.4 million, or $0.15 per share, for the quarter ended March 31, 2021. The decrease in net income was due primarily to a decrease in non-interest income due mainly to the prior quarter including a $7.4 million gain on the sale of the Bank's Visa Class B shares, partially offset by a decrease in non-interest expense due mainly to a $4.8 million loss in the prior quarter due to the Bank terminating $200.0 million of its interest rate swaps. The net interest margin decreased four basis points, from 1.88% for the prior quarter to 1.84% for the current quarter. The decrease in the net interest margin was due mainly to a decrease in the loan portfolio average yield, partially offset by a decrease in the average cost of deposits and borrowings. Our net interest margin could continue to decrease if our interest-earning assets continue to reprice to lower market rates at a faster pace than our deposits and borrowings, and if we continue investing in lower yielding securities rather than reinvesting cash flows into the loan portfolio.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased 15 basis points, from 2.81% for the prior quarter to 2.66% for the current quarter, while the average balance of interest-earning assets increased $125.8 million between the two periods. The decrease in the weighted average yield was due primarily to a decrease in the one- to four-family loan portfolio yield. The increase in the average balance was due primarily to a $152.1 million increase in the average balance of the mortgage-backed securities ("MBS") and investment securities portfolios and a $38.0 million increase in the average balance of the loans receivable portfolio, partially offset by a $60.7 million decrease in the average balance of cash and cash equivalents. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2021	2021	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$54,779	$57,285	$(2,506)	(4.4)%
MBS	5,360	5,429	(69)	(1.3)
Federal Home Loan Bank Topeka ("FHLB") stock	944	951	(7)	(0.7)
Investment securities	763	629	134	21.3
Cash and cash equivalents	26	40	(14)	(35.0)
Total interest and dividend income	$61,872	$64,334	$(2,462)	(3.8)

The decrease in interest income on loans receivable was due to a 16 basis point decrease in the weighted average portfolio yield, partially offset by a $38.0 million increase in the average balance. The weighted average yield on the loans receivable portfolio decreased from 3.27% for the prior quarter to 3.11% for the current quarter, due mainly to an increase in one- to four-family correspondent loan endorsement activity, which increased the amount of premium amortization related to these loans, along with a reduction in one- to four-family originated loan endorsement activity, which decreased the amount of deferred fee recognition related to these loans. Additionally, the yield decreased due to the origination and purchase of one- to four-family loans at rates lower than the overall portfolio. One- to four-family correspondent loan payoff activity in the current quarter was lower than the prior quarter; thereby reducing the amount of premium amortization and reduction in the loan portfolio yield. Correspondent loan payoff activity remains at elevated levels compared to historical norms. The yield on the loan portfolio will likely continue to decrease in the near term due to the high levels of prepayments, refinances and endorsements.

The decrease in interest income on MBS was due to a 10 basis point decrease in the weighted average portfolio yield, which was largely offset by an $85.1 million increase in the average balance of the portfolio. The increase in interest income on investment securities was due primarily to a $67.0 million increase in the average balance of the portfolio.

Interest Expense
The weighted average rate paid on interest-bearing liabilities decreased 12 basis points, from 1.06% for the prior quarter to 0.94% for the current quarter, while the average balance of interest-bearing liabilities increased $121.1 million between the two periods due to an increase in the average balance of checking, savings and money market accounts, partially offset by a decrease in the average balance of retail/commercial certificates of deposit. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2021	2021	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$11,475	$12,529	$(1,054)	(8.4)%
Borrowings	7,826	8,732	(906)	(10.4)
Total interest expense	$19,301	$21,261	$(1,960)	(9.2)

The decrease in interest expense on deposits was due primarily to a decrease in the weighted average rate paid on and a decrease in the average balance of the retail/commercial certificate of deposit portfolio. The weighted average rate on the retail/commercial certificate of deposit portfolio decreased 12 basis points, to 1.49% for the current quarter, and the average balance decreased $74.5 million. See the Financial Condition section below for additional information on deposits.

During the prior quarter, the Bank terminated interest rate swaps designated as cash flow hedges with a notional amount of $200.0 million which were tied to variable-rate FHLB advances totaling $200.0 million. During the current quarter, the Bank prepaid the aforementioned variable-rate FHLB advances and replaced them with $200.0 million of fixed-rate FHLB advances. The decrease in interest expense on borrowings compared to the prior quarter was due primarily to a full quarterly impact of this activity and the related reduction in the effective cost of these borrowings.

Provision for Credit Losses
For the quarter ended June 30, 2021, the Bank recorded a negative provision for credit losses of $2.7 million, compared to a negative provision for credit losses of $3.0 million for the prior quarter. The negative provision in the current quarter was composed of a $2.7 million decrease in the allowance for credit losses ("ACL") for loans, partially offset by a $34 thousand increase in reserves for off-balance sheet credit exposures. The $2.7 million negative provision for credit losses in the current quarter was due primarily to more favorable economic conditions at June 30, 2021 compared to March 31, 2021, largely related to commercial loans. See additional discussion regarding the Bank's ACL and reserves for off-balance sheet credit exposures at June 30, 2021 in the Asset Quality section below.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2021	2021	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,227	$2,814	$413	14.7%
Gain on sale of Visa Class B shares	—	7,386	(7,386)	(100.0)
Insurance commissions	723	888	(165)	(18.6)
Other non-interest income	1,286	1,389	(103)	(7.4)
Total non-interest income	$5,236	$12,477	$(7,241)	(58.0)

The increase in deposit service fees was due primarily to increases in debit card income and service charge income as a result of higher transaction volume in the current quarter. During the prior quarter, the Bank sold all of its Visa Class B shares, resulting in a $7.4 million gain. The decrease in insurance commissions was due primarily to the receipt of annual contingent insurance commissions during the prior quarter, which were higher than what was anticipated and accrued.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2021	2021	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$13,867	$13,397	$470	3.5%
Information technology and related expense	4,736	4,599	137	3.0
Occupancy, net	3,504	3,523	(19)	(0.5)
Loss on interest rate swap termination	—	4,752	(4,752)	(100.0)
Regulatory and outside services	1,469	1,234	235	19.0
Advertising and promotional	1,407	1,484	(77)	(5.2)
Deposit and loan transaction costs	693	664	29	4.4
Federal insurance premium	633	634	(1)	(0.2)
Office supplies and related expense	402	463	(61)	(13.2)
Other non-interest expense	891	1,903	(1,012)	(53.2)
Total non-interest expense	$27,602	$32,653	$(5,051)	(15.5)

The increase in salaries and employee benefits was due primarily to merit increases during the current quarter. During the prior quarter, the Bank terminated interest rate swaps designated as cash flow hedges with a notional amount of $200.0 million resulting in the reclassification of unrealized losses totaling $4.8 million from accumulated other comprehensive income ("AOCI") into earnings. The increase in regulatory and outside services was due mainly to the timing of external audit expenses. The decrease in other non-interest expense was due primarily to the write-down of a property during the prior quarter that previously served as one of the Bank's branch locations, as management intends to sell the property. During the current quarter there was a partial reversal of the write-down due to receiving updated pricing information for the property.

The Company's efficiency ratio was 57.73% for the current quarter compared to 58.78% for the prior quarter. The improvement in the efficiency ratio was due primarily to lower non-interest expense, partially offset by a decrease in non-interest income. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a proportionally lower level of expense, relative to the net interest margin.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2021	2021	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$22,896	$25,861	$(2,965)	(11.5)%
Income tax expense	4,709	5,417	(708)	(13.1)
Net income	$18,187	$20,444	$(2,257)	(11.0)

Effective Tax Rate	20.6%	20.9%

The decrease in income tax expense was due mainly to a decrease in pretax income. Management anticipates the effective income tax rate for fiscal year 2021 will be approximately 20%.

Comparison of Operating Results for the Nine Months Ended June 30, 2021 and 2020

The Company recognized net income of $57.5 million, or $0.42 per share, for the nine month period ended June 30, 2021 compared to net income of $46.3 million, or $0.34 per share, for the nine month period ended June 30, 2020. The increase in net income was due primarily to recording a $22.3 million provision for credit losses during the prior year period compared to recording a negative provision for credit losses of $7.2 million in the current year period, partially offset by a decrease in net interest income and an increase in income tax expense. Net interest income decreased $14.2 million, or 9.9%, from the prior year period to $129.5 million for the current year period. The net interest margin decreased 27 basis points, from 2.15% for the prior year period to 1.88% for the current year period. The decrease in net interest income and net interest margin was due mainly to a decrease in asset yields, along with a change in asset mix as cash flows from the loan portfolio have been used to purchase lower yielding securities, partially offset by a decrease in the cost of deposits and borrowings.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased 66 basis points, from 3.48% for the prior year period to 2.82% for the current year period, while the average balance of interest-earning assets increased $259.3 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$172,758	$206,179	$(33,421)	(16.2)%
MBS	16,499	17,584	(1,085)	(6.2)
FHLB stock	2,964	4,747	(1,783)	(37.6)
Investment securities	2,075	3,736	(1,661)	(44.5)
Cash and cash equivalents	117	1,126	(1,009)	(89.6)
Total interest and dividend income	$194,413	$233,372	$(38,959)	(16.7)

The decrease in interest income on loans receivable was due mainly to a 41 basis point decrease in the weighted average yield on the portfolio, from 3.67% for the prior year period to 3.26% for the current year period, primarily on correspondent one- to four-family loans related to higher premium amortization due to increases in payoff and endorsement activity, as well as endorsements and refinances of one- to four-family originated loans to lower market rates, adjustable-rate loans repricing to lower market rates, and the origination and purchase of new loans at lower market rates. Additionally, the average balance of the portfolio decreased $420.5 million compared to the prior year period. The majority of the decrease in the average balance of the loan portfolio between periods was due to a reduction in the correspondent one-to four-family loan portfolio. We suspended accepting new applications for these loans from mid-March 2020 to mid-June 2020, in part to manage the influx of refinance requests from existing customers in our local market areas during that time period while also managing underwriting concerns on correspondent loans early in the Coronavirus Disease 2019 ("COVID-19") pandemic. Additionally, after lifting the suspension, there were, and continues to be, historically high levels of prepayments due to refinance activity.

The decrease in interest income on the MBS portfolio was due to a 98 basis point decrease in the weighted average yield to 1.54% for the current year period as a result of new purchases at lower market yields and the repricing of existing adjustable-rate MBS to lower market yields, partially offset by a $495.5 million increase in the average balance of the portfolio.

The decrease in dividend income on FHLB stock was due mainly to a decrease in the dividend rate paid by FHLB, along with a decrease in the average balance of FHLB stock. The average balance decreased as the Bank did not replace certain maturing FHLB advances between periods, which reduced the amount of FHLB stock owned by the Bank per FHLB requirements.

The decrease in interest income on investment securities was due to a 135 basis point decrease in the weighted average yield to 0.58% for the current year period as a result of new purchases at lower market yields, partially offset by a $219.0 million increase in the average balance of the portfolio.

The decrease in interest income on cash and cash equivalents was due primarily to a decrease in the yield earned on cash held at the Federal Reserve Bank of Kansas City.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased 45 basis points, from 1.52% for the prior year period to 1.07% for the current period, while the average balance of interest-bearing liabilities increased $250.8 million. The increase in the average balance was primarily in money market and checking accounts, partially offset by a decrease in the average balance of borrowings. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$38,071	$52,299	$(14,228)	(27.2)%
Borrowings	26,885	37,421	(10,536)	(28.2)
Total interest expense	$64,956	$89,720	$(24,764)	(27.6)

The decrease in interest expense on deposits was due mainly to a decrease in the weighted average rate paid on retail/commercial certificates of deposit, money market accounts, and wholesale certificates of deposit, which decreased by 46 basis points, 31 basis points, and 133 basis points, respectively. Since the onset of the COVID-19 pandemic, retail/commercial certificates of deposit have been repricing downward as they renew or are replaced at lower offered rates and rates on money market accounts have been lowered.

The decrease in interest expense on borrowings was due primarily to a $494.1 million decrease in the average balance, as certain maturing FHLB advances and repurchase agreements were not replaced and the Bank paid down its FHLB line of credit with liquidity generated from the deposit portfolio. Additionally, the decrease in interest expense on borrowings was due to the impact of prepaying certain FHLB advances during the current and prior periods.
Provision for Credit Losses
The Bank recorded a negative provision for credit losses during the current year period of $7.2 million, compared to a $22.3 million provision for credit losses during the prior year period. See additional discussion regarding the Bank's ACL and reserve for off-balance sheet credit exposures at June 30, 2021 in the Asset Quality section below.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$8,988	$8,384	$604	7.2%
Gain on sale of Visa Class B shares	7,386	—	7,386	N/A
Insurance commissions	2,249	1,762	487	27.6
Other non-interest income	4,160	4,468	(308)	(6.9)
Total non-interest income	$22,783	$14,614	$8,169	55.9

The increase in deposit service fees was due primarily to an increase in debit card income as a result of higher transaction volume. During the current year period, the Bank sold its Visa Class B Shares, resulting in a $7.4 million gain. The increase in insurance commissions was due primarily to higher annual contingent insurance commissions received in the current year period compared to the prior year period. The decrease in other non-interest income was mainly the result of lower income from bank-owned life insurance ("BOLI") compared to the prior year period due to a reduction in the yield due to lower market rates and lower death benefit receipts between the two periods.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$41,402	$39,765	$1,637	4.1%
Information technology and related expense	13,568	12,694	874	6.9
Occupancy, net	10,406	10,212	194	1.9
Loss on interest rate swap termination	4,752	—	4,752	N/A
Regulatory and outside services	4,288	4,188	100	2.4
Advertising and promotional	3,729	3,773	(44)	(1.2)
Deposit and loan transaction costs	2,123	2,086	37	1.8
Federal insurance premium	1,888	287	1,601	557.8
Office supplies and related expense	1,289	1,586	(297)	(18.7)
Other non-interest expense	3,877	4,237	(360)	(8.5)
Total non-interest expense	$87,322	$78,828	$8,494	10.8

The increase in salaries and employee benefits was due primarily to an increase in officer bonus accruals, as well as an increase in loan commissions related to higher loan origination activity. The increase in information technology and related expense was due mainly to an increase in software licensing expense and information technology professional services expense. As discussed previously, during the current year period, the Bank terminated interest rate swaps designated as cash flow hedges with a notional amount of $200.0 million resulting in the reclassification of unrealized losses totaling $4.8 million from AOCI into earnings. The increase in the federal insurance premium was due mainly to the Bank utilizing an assessment credit from the Federal Deposit Insurance Corporation ("FDIC") during the prior year period.

The Company's efficiency ratio was 57.36% for the current period compared to 49.81% for the prior year period. The change in the efficiency ratio was due to higher non-interest expense and lower net interest income, partially offset by an increase in non-interest income in the current year period compared to the prior year period. Management continues to strive to control operating costs. The increase in the efficiency ratio in the current year period related to higher non-interest expense was due primarily to the loss on the termination of interest rate swaps, which was a unique transaction during the current year period, along with higher federal insurance premium expense as the Bank utilized an assessment credit from the FDIC during the prior year period.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2021	2020	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$72,105	$57,138	$14,967	26.2%
Income tax expense	14,576	10,877	3,699	34.0
Net income	$57,529	$46,261	$11,268	24.4

Effective Tax Rate	20.2%	19.0%

The increase in income tax expense was due primarily to higher pretax income in the current year period, as well as a higher effective tax rate compared to the prior year period. The effective tax rate was lower in the prior year period due primarily to a discrete benefit recognized in the prior year period related to certain BOLI policies that were acquired in fiscal year 2018.

Financial Condition as of June 30, 2021
Most areas of consumer spending have continued to rebound in recent months, but some segments, such as travel and entertainment, are lagging more than the overall economy. We continue to work with both our retail and commercial customers to help them manage their debt during this uneven economic recovery. There is uncertainty about the long-term impact on local business as well as travel and entertainment resulting from the COVID-19 pandemic. This could cause a longer recovery time for some sectors of the economy and could make it challenging for sectors that have had better recoveries to maintain that recovery in the long run.

Total assets were $9.65 billion at June 30, 2021, a decrease of $48.4 million, or 0.5%, from March 31, 2021, due primarily to decreases in securities and cash, partially offset by an increase in loans receivable. The Company paid $65.7 million in dividends during the current quarter which reduced excess operating cash. Cash flows from the securities portfolio were generally used to fund loan growth during the current quarter.

Total loans were $7.03 billion at June 30, 2021, an increase of $60.3 million, or 0.9%, from March 31, 2021. The increase was mainly in the one- to four-family correspondent loan portfolio and commercial real estate portfolio. During the current quarter, the Bank originated and refinanced $299.2 million of one- to four-family and consumer loans with a weighted average rate of 2.85% and purchased $235.8 million of one- to four-family loans from correspondent lenders with a weighted average rate of 2.54%. The Bank also originated $51.2 million of commercial loans with a weighted average rate of 3.48% and entered into commercial loan participations of $17.0 million at a weighted average rate of 6.00%.

Total deposits were $6.64 billion at June 30, 2021, a decrease of $12.6 million, or 0.2%, from March 31, 2021. The decrease was due primarily to a $100.0 million decrease in retail certificates of deposit, partially offset by an $85.8 million increase in money market accounts, as customers are moving some of the funds from maturing certificates to more liquid investment options such as the Bank's retail money market accounts.

Total assets increased $162.4 million, or 1.7% from September 30, 2020 to June 30, 2021, due mainly to an increase in securities, partially offset by decreases in loans receivable and cash and cash equivalents. Securities were purchased with cash flows from the loan portfolio and growth in the deposit portfolio that was not used to pay down maturing borrowings. Total securities increased $454.7 million, or 29.1%, from September 30, 2020 to June 30, 2021, composed of a $338.2 million increase in MBS and a $116.5 million increase in investment securities.

Total loans decreased $169.0 million from September 30, 2020 to June 30, 2021. The decrease was primarily in the one- to four-family correspondent loan portfolio. During the current year nine month period, the Bank originated and refinanced $948.6 million of one- to four-family and consumer loans with a weighted average rate of 2.75% and purchased $505.0 million of one- to four-family loans from correspondent lenders with a weighted average rate of 2.63%. The Bank also originated $208.5 million of commercial loans with a weighted average rate of 3.30% and entered into commercial loan participations of $115.1 million at a weighted average rate of 4.17%. The commercial loan portfolio totaled $815.0 million at June 30, 2021 and was composed of 84% commercial real estate loans, 9% commercial and industrial loans, and 7% commercial construction loans. Total commercial real estate and commercial construction potential exposure, including undisbursed amounts and outstanding commitments totaling $267.0 million, was $1.01 billion at June 30, 2021. Total commercial and industrial potential exposure, including undisbursed amounts and outstanding commitments of $23.7 million, was $97.4 million at June 30, 2021, of which $18.3 million related to Paycheck Protection Program ("PPP") loans.

Total deposits increased $446.9 million, or 7.2%, from September 30, 2020 to June 30, 2021. The increase was in non-maturity deposits, which increased $586.6 million, including a $269.2 million increase in money market accounts, a $238.2 million increase in checking accounts, and a $79.2 million increase in savings accounts. Retail certificates of deposit decreased $210.5 million, partially offset by a $71.8 million increase in commercial certificates of deposit during the current year period.

Total borrowings at June 30, 2021 were $1.58 billion, a decrease of $206.9 million, or 11.6%, from September 30, 2020. The decrease was due to not renewing borrowings that matured during the current year period. Cash flows from deposit growth were used to pay off maturing borrowings.

Stockholders' equity at June 30, 2021 was $1.24 billion, a decrease of $47.2 million, or 3.7%, from September 30, 2020. During the current year nine month period, the Company paid cash dividends totaling $106.4 million and repurchased common stock totaling $1.5 million, partially offset by net income of $57.5 million. The cash dividends paid during the current year nine month period totaled $0.785 per share and consisted of a $0.40 per share True Blue Capitol cash dividend, a $0.13 per share cash true-up dividend related to fiscal year 2020 earnings and three regular quarterly cash dividends of $0.085 per share. Given the state of economic uncertainty, the Company elected to defer the annual True Blue dividend in June 2020. In June 2021, the Company paid a True Blue Capitol cash dividend of $0.40 per share. The $0.40 per share True Blue Capitol cash dividend represents a $0.20 per share cash dividend from fiscal year 2020 and a $0.20 per share cash dividend for fiscal year 2021. On July 20, 2021, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.5 million, payable on August 20, 2021 to stockholders of record as of the close of business on August 6, 2021. In the long run, management considers the Bank's equity to total assets ratio of at least 9% an appropriate level of capital. At June 30, 2021, this ratio was 11.5%.
At June 30, 2021, Capitol Federal Financial, Inc., at the holding company level, had $84.7 million in cash on deposit at the Bank. For fiscal year 2021, it is the intention of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company level.

There remains $44.7 million authorized under the existing stock repurchase plan for additional purchases of the Company's common stock. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. This plan has no expiration date; however, the Federal Reserve Bank's existing approval for the Company to repurchase shares expires in August 2021.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	June 30,	September 30,	June 30,
	2021	2020	2020
	(Dollars in thousands)
Stockholders' equity	$1,237,624	$1,284,859	$1,300,520
Equity to total assets at end of period	12.8%	13.5%	13.6%

The following table presents a reconciliation of total to net shares outstanding as of June 30, 2021.

Total shares outstanding	138,833,184
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(3,267,063)
Net shares outstanding	135,566,121

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. In April 2020, the federal bank regulatory agencies announced the issuance of two interim final rules, effective immediately, to provide temporary relief to community banking organizations. Under the interim final rules, the community bank leverage ratio ("CBLR") requirement is a minimum of 8.5% for calendar year 2021 and 9% thereafter. As of June 30, 2021, the Bank's CBLR was 11.5%, which exceeded the minimum requirement.

The following table presents a reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory tier 1 capital as of June 30, 2021 (dollars in thousands):

Total Bank equity as reported under GAAP	$1,112,326
AOCI	13,338
Goodwill and other intangibles, net of associated deferred taxes	(12,651)
Total tier 1 capital	$1,113,013

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: potential adverse impacts of the ongoing COVID-19 pandemic and any governmental or societal responses thereto on economic conditions in the Company's local market areas and other market areas where the Bank has lending relationships, on other aspects of the Company's business operations and on financial markets; changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates; demand for loans in the Company's market area; the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	June 30,	March 31,	September 30,
	2021	2021	2020
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $74,346, $121,430 and $172,430)	$95,305	$139,472	$185,148
Available-for-sale ("AFS") securities, at estimated fair value (amortized cost of $2,002,957, $2,090,720 and $1,529,605)	2,015,705	2,095,924	1,560,950
Loans receivable, net (ACL of $20,724, $23,397 and $31,527)	7,033,827	6,973,536	7,202,851
FHLB stock, at cost	73,630	74,464	93,862
Premises and equipment, net	99,551	99,088	101,875
Income taxes receivable, net	891	—	—
Other assets	330,756	315,535	342,532
TOTAL ASSETS	$9,649,665	$9,698,019	$9,487,218

LIABILITIES:
Deposits	$6,638,294	$6,650,865	$6,191,408
Borrowings	1,582,400	1,581,955	1,789,313
Advance payments by borrowers for taxes and insurance	47,330	61,624	65,721
Income taxes payable, net	—	67	795
Deferred income tax liabilities, net	7,922	6,530	8,180
Other liabilities	136,095	118,383	146,942
Total liabilities	8,412,041	8,419,424	8,202,359

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 138,833,184, 138,809,796 and 138,956,296 shares issued and outstanding as of June 30, 2021, March 31, 2021, and September 30, 2020, respectively	1,388	1,388	1,389
Additional paid-in capital	1,189,466	1,188,926	1,189,853
Unearned compensation, ESOP	(31,801)	(32,214)	(33,040)
Retained earnings	91,909	139,448	143,162
AOCI, net of tax	(13,338)	(18,953)	(16,505)
Total stockholders' equity	1,237,624	1,278,595	1,284,859
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,649,665	$9,698,019	$9,487,218

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2021	2020
INTEREST AND DIVIDEND INCOME:
Loans receivable	$54,779	$57,285	$172,758	$206,179
MBS	5,360	5,429	16,499	17,584
FHLB stock	944	951	2,964	4,747
Investment securities	763	629	2,075	3,736
Cash and cash equivalents	26	40	117	1,126
Total interest and dividend income	61,872	64,334	194,413	233,372

INTEREST EXPENSE:
Deposits	11,475	12,529	38,071	52,299
Borrowings	7,826	8,732	26,885	37,421
Total interest expense	19,301	21,261	64,956	89,720

NET INTEREST INCOME	42,571	43,073	129,457	143,652

PROVISION FOR CREDIT LOSSES	(2,691)	(2,964)	(7,187)	22,300
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	45,262	46,037	136,644	121,352

NON-INTEREST INCOME:
Deposit service fees	3,227	2,814	8,988	8,384
Gain on sale of Visa Class B shares	—	7,386	7,386	—
Insurance commissions	723	888	2,249	1,762
Other non-interest income	1,286	1,389	4,160	4,468
Total non-interest income	5,236	12,477	22,783	14,614

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,867	13,397	41,402	39,765
Information technology and related expense	4,736	4,599	13,568	12,694
Occupancy, net	3,504	3,523	10,406	10,212
Loss on interest rate swap termination	—	4,752	4,752	—
Regulatory and outside services	1,469	1,234	4,288	4,188
Advertising and promotional	1,407	1,484	3,729	3,773
Deposit and loan transaction costs	693	664	2,123	2,086
Federal insurance premium	633	634	1,888	287
Office supplies and related expense	402	463	1,289	1,586
Other non-interest expense	891	1,903	3,877	4,237
Total non-interest expense	27,602	32,653	87,322	78,828
INCOME BEFORE INCOME TAX EXPENSE	22,896	25,861	72,105	57,138
INCOME TAX EXPENSE	4,709	5,417	14,576	10,877
NET INCOME	$18,187	$20,444	$57,529	$46,261

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2021	2020
	(Dollars in thousands, except per share amounts)
Net income	$18,187	$20,444	$57,529	$46,261
Income allocated to participating securities	(12)	(14)	(39)	(38)
Net income available to common stockholders	$18,175	$20,430	$57,490	$46,223

Average common shares outstanding	135,421,817	135,409,120	135,409,349	137,919,631
Average committed ESOP shares outstanding	83,052	41,758	41,602	41,600
Total basic average common shares outstanding	135,504,869	135,450,878	135,450,951	137,961,231

Effect of dilutive stock options	32,283	47,292	26,615	31,747

Total diluted average common shares outstanding	135,537,152	135,498,170	135,477,566	137,992,978

Net earnings per share:
Basic	$0.13	$0.15	$0.42	$0.34
Diluted	$0.13	$0.15	$0.42	$0.34

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	93,565	125,930	210,529	405,522

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	June 30, 2021			March 31, 2021			September 30, 2020
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,977,129	3.23%	56.4%	$3,967,008	3.29%	56.7%	$3,937,310	3.50%	54.5%
Correspondent purchased	1,953,185	3.09	27.7	1,915,027	3.27	27.4	2,101,082	3.49	29.1
Bulk purchased	179,019	1.90	2.5	188,733	2.09	2.7	208,427	2.41	2.9
Construction	30,325	2.96	0.4	28,582	3.11	0.4	34,593	3.30	0.5
Total	6,139,658	3.14	87.0	6,099,350	3.24	87.2	6,281,412	3.46	87.0
Commercial:
Commercial real estate	680,664	3.99	9.7	664,533	4.04	9.5	626,588	4.29	8.7
Commercial and industrial	73,713	3.24	1.0	77,210	3.08	1.1	97,614	2.79	1.4
Construction	60,614	4.11	0.9	53,271	4.25	0.8	105,458	4.04	1.4
Total	814,991	3.93	11.6	795,014	3.96	11.4	829,660	4.08	11.5
Consumer loans:
Home equity	88,587	4.63	1.3	90,052	4.64	1.3	103,838	4.66	1.4
Other	8,389	4.26	0.1	8,743	4.36	0.1	10,086	4.40	0.1
Total	96,976	4.60	1.4	98,795	4.61	1.4	113,924	4.64	1.5
Total loans receivable	7,051,625	3.26	100.0%	6,993,159	3.34	100.0%	7,224,996	3.55	100.0%

Less:
ACL	20,724			23,397			31,527
Discounts/unearned loan fees	30,593			30,295			29,190
Premiums/deferred costs	(33,519)			(34,069)			(38,572)
Total loans receivable, net	$7,033,827			$6,973,536			$7,202,851

Loan Activity: The following tables summarize activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the current year nine-month period, the Bank endorsed $699.2 million of one- to four-family loans, reducing the average rate on those loans by 93 basis points ($285.2 million were endorsed during the December 31, 2020 quarter, reducing the average rate on those loans by 87 basis points, $242.3 million were endorsed during the March 31, 2021 quarter, reducing the average rate on those loans by 96 basis points, and $171.7 million were endorsed during the June 30, 2021 quarter, reducing the average rate on those loans by 98 basis points). Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended
	June 30, 2021		March 31, 2021		December 31, 2020		September 30, 2020
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,993,159	3.34%	$7,023,626	3.46%	$7,224,996	3.55%	$7,407,442	3.64%
Originated and refinanced:
Fixed	279,170	2.78	326,570	2.54	318,690	2.75	265,424	2.98
Adjustable	71,216	3.58	112,483	3.43	48,946	3.60	44,625	3.68
Purchased and participations:
Fixed	232,335	2.54	192,262	2.82	100,518	2.86	61,435	3.07
Adjustable	20,499	5.36	9,150	2.42	65,315	3.89	4,396	2.76
Change in undisbursed loan funds	(33,512)		(63,925)		(70,323)		13,898
Repayments	(511,222)		(606,937)		(664,052)		(572,536)
Principal recoveries/(charge-offs), net	52		(70)		(464)		312
Other	(72)		—		—		—
Ending balance	$7,051,625	3.26	$6,993,159	3.34	$7,023,626	3.46	$7,224,996	3.55

	For the Nine Months Ended
	June 30, 2021		June 30, 2020
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,224,996	3.55%	$7,412,473	3.81%
Originated and refinanced:
Fixed	924,430	2.69	684,488	3.22
Adjustable	232,645	3.51	171,698	4.04
Purchased and participations:
Fixed	525,115	2.70	380,469	3.50
Adjustable	94,964	4.07	95,296	3.50
Change in undisbursed loan funds	(167,760)		(17,896)
Repayments	(1,782,211)		(1,318,439)
Principal charge-offs, net	(482)		(311)
Other	(72)		(336)
Ending balance	$7,051,625	3.26	$7,407,442	3.64

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores were updated in March 2021 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	June 30, 2021					September 30, 2020
		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,977,129	65.1%	772	61%	$150	$3,937,310	63.0%	771	62%	$145
Correspondent purchased	1,953,185	32.0	766	63	396	2,101,082	33.6	765	64	379
Bulk purchased	179,019	2.9	773	59	295	208,427	3.4	767	60	300
	$6,109,333	100.0%	770	62	191	$6,246,819	100.0%	768	63	187

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Included in the originated line item for the current year period are $287.8 million of loans that were refinanced from other lenders.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2021			June 30, 2021
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$207,706	73%	766	$613,068	71%	768
Refinanced by Bank customers	73,453	67	761	288,408	66	767
Correspondent purchased	235,834	68	773	504,965	69	774
	$516,993	70	769	$1,406,441	69	770

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the current year period.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2021			June 30, 2021
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$237,868	46.0%	2.74%	$767,443	54.6%	2.67%
Missouri	79,200	15.3	2.72	236,666	16.8	2.67
Texas	54,766	10.6	2.50	105,370	7.5	2.61
Pennsylvania	44,959	8.7	2.50	89,420	6.4	2.54
Tennessee	29,063	5.6	2.53	77,992	5.5	2.65
Other states	71,137	13.8	2.53	129,550	9.2	2.61
	$516,993	100.0%	2.65	$1,406,441	100.0%	2.65

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of June 30, 2021, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. It is expected that some of the loan commitments will expire unfunded, so the amounts reflected in the table below are not necessarily indicative of our future cash needs.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$23,472	$77,739	$4,617	$105,828	2.81%
Correspondent	23,105	117,205	1,604	141,914	2.63
	$46,577	$194,944	$6,221	$247,742	2.71

Rate	2.25%	2.82%	2.52%

As of June 30, 2021, there were $5.3 million of one- to-four family loans with modifications under the Bank's program to support and provide relief to borrowers during the COVID-19 pandemic ("COVID-19 loan modifications") that were still in their deferral period. There were $195.5 million of one- to four-family loans with COVID-19 loan modifications that were out of their deferral period by June 30, 2021. See "Asset Quality" below for additional information regarding the performance of loans that have exited the deferral period.

Commercial Loans: During the current year nine-month period, the Bank originated $208.5 million of commercial loans, including $22.8 million of PPP loans, and entered into commercial loan participations totaling $115.1 million. The Bank also processed commercial loan disbursements, excluding lines of credit, of approximately $208.7 million at a weighted average rate of 3.45%. Additionally, during the current year nine-month period, $48.3 million of PPP loans were paid off, primarily by the U.S. Small Business Administration ("SBA") following completion of the loan forgiveness process.

The following table presents the Bank's commercial real estate and commercial construction loans and loan commitments by type of primary collateral, as of June 30, 2021. Because the commitments to pay out undisbursed funds are not cancellable by the Bank, unless the loan is in default, we generally anticipate fully funding the related projects.

		Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Count	Principal	Amount	Amount	Commitments	Total	Total
		(Dollars in thousands)
Senior housing	34	$221,351	$43,271	$264,622	$2,200	$266,822	26.5%
Hotel	10	135,255	59,887	195,142	—	195,142	19.3
Retail building	130	149,313	43,123	192,436	750	193,186	19.2
Office building	95	51,200	60,462	111,662	520	112,182	11.1
Multi-family	42	52,642	13,431	66,073	14,583	80,656	8.0
One- to four-family property	379	58,298	7,587	65,885	618	66,503	6.6
Single use building	23	42,383	4,927	47,310	9,005	56,315	5.6
Other	100	30,836	3,910	34,746	2,677	37,423	3.7
	813	$741,278	$236,598	$977,876	$30,353	$1,008,229	100.0%

Weighted average rate		4.00%	4.03%	4.01%	4.15%	4.01%

The following table summarizes the Bank's commercial real estate and commercial construction loans and loan commitments by state as of June 30, 2021.

		Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Count	Principal	Amount	Amount	Commitments	Total	Total
		(Dollars in thousands)
Kansas	637	$323,816	$20,705	$344,521	$14,541	$359,062	35.6%
Texas	11	126,557	131,063	257,620	—	257,620	25.6
Missouri	138	201,517	30,674	232,191	14,312	246,503	24.4
Colorado	7	14,197	22,000	36,197	—	36,197	3.6
Arkansas	3	9,309	24,539	33,848	—	33,848	3.4
Nebraska	6	33,560	4	33,564	—	33,564	3.3
Other	11	32,322	7,613	39,935	1,500	41,435	4.1
	813	$741,278	$236,598	$977,876	$30,353	$1,008,229	100.0%

The following table presents the Bank's commercial and industrial loans and loan commitments by business purpose, as of June 30, 2021. Included in the working capital line item are $18.3 million of PPP loans.

		Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Count	Principal	Amount	Amount	Commitments	Total	Total
		(Dollars in thousands)
Working capital	529	$29,483	$17,140	$46,623	$—	$46,623	47.9%
Purchase/lease autos	249	17,153	49	17,202	—	17,202	17.6
Equipment	116	13,161	406	13,567	1,424	14,991	15.4
Business investment	57	7,350	214	7,564	450	8,014	8.2
Other	26	6,566	4,017	10,583	—	10,583	10.9
	977	$73,713	$21,826	$95,539	$1,874	$97,413	100.0%

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of June 30, 2021.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	3	$150,000
>$15 to $30 million	15	347,216
>$10 to $15 million	6	69,055
>$5 to $10 million	14	88,662
$1 to $5 million	108	243,940
Less than $1 million	1,644	206,769
	1,790	$1,105,642

As of June 30, 2021, there were commercial loans with an aggregate gross balance, including undisbursed amounts, of $133.9 million with COVID-19 loan modifications that were still in their deferral period. There were $261.9 million of commercial loans with COVID-19 loan modifications that were out of their deferral period by June 30, 2021. See "Asset Quality" below for additional information regarding the performance of loans that have exited the deferral period.

Asset Quality
Of the one- to four-family COVID-19 loan modifications that had completed the deferral period by June 30, 2021, $4.4 million were 30 to 89 days delinquent and $2.1 million were 90 or more days delinquent as of June 30, 2021. None of the commercial COVID-19 loan modifications that had completed the deferral period by June 30, 2021 were delinquent as of June 30, 2021.

The following tables present loans 30 to 89 days delinquent, non-performing loans, and other real estate owned ("OREO") as of the dates indicated. Loans subject to payment forbearance under the Bank's COVID-19 loan modification program are not reported as delinquent during the forbearance time period. Of the loans 30 to 89 days delinquent at June 30, 2021, approximately 78% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and other loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current. Non-performing assets include non-performing loans and OREO. In late March 2020, the Bank suspended the initiation of foreclosure proceedings for owner-occupied one- to four-family loans. At June 30, 2021, there were $7.8 million of non-performing one- to four-family loans for which foreclosure proceedings either had been initiated prior to the foreclosure suspension or would have been initiated if the foreclosure suspension was not in place.

	Loans Delinquent for 30 to 89 Days at:
	June 30, 2021		March 31, 2021		December 31, 2020		September 30, 2020		June 30, 2020
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	51	$5,141	45	$4,151	62	$5,844	42	$3,012	57	$5,085
Correspondent purchased	9	3,650	9	2,910	13	4,694	8	3,123	10	2,919
Bulk purchased	6	958	5	352	9	1,750	12	2,532	19	4,536
Commercial	1	35	5	806	8	1,047	2	45	9	1,543
Consumer	25	354	17	287	30	515	26	398	21	431
	92	$10,138	81	$8,506	122	$13,850	90	$9,110	116	$14,514
30 to 89 days delinquent loans
to total loans receivable, net		0.14%		0.12%		0.20%		0.13%		0.20%

	Non-Performing Loans and OREO at:
	June 30, 2021		March 31, 2021		December 31, 2020		September 30, 2020		June 30, 2020
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	53	$3,696	55	$4,433	51	$4,370	51	$4,362	47	$4,026
Correspondent purchased	12	4,230	10	3,749	9	3,371	6	2,397	7	2,740
Bulk purchased	7	2,596	10	3,172	13	3,724	12	2,903	3	1,291
Commercial	7	1,278	6	1,068	5	820	5	1,360	4	709
Consumer	23	445	26	531	26	473	14	304	23	278
	102	12,245	107	12,953	104	12,758	88	11,326	84	9,044

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.17%		0.19%		0.18%		0.16%		0.12%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	7	$1,392	9	$1,646	9	$968	9	$691	14	$1,132
Correspondent purchased	—	—	—	—	—	—	—	—	—	—
Bulk purchased	1	131	—	—	—	—	—	—	—	—
Commercial	3	403	4	642	3	411	3	464	1	6
Consumer	—	—	—	—	1	9	1	9	1	33
	11	1,926	13	2,288	13	1,388	13	1,164	16	1,171
Total non-performing loans	113	14,171	120	15,241	117	14,146	101	12,490	100	10,215

Non-performing loans as a percentage of total loans		0.20%		0.22%		0.20%		0.17%		0.14%

OREO:
One- to four-family:
Originated(2)	3	$177	2	$105	3	$129	4	$183	4	$183
Total non-performing assets	116	$14,348	122	$15,346	120	$14,275	105	$12,673	104	$10,398

Non-performing assets as a percentage of total assets		0.15%		0.16%		0.15%		0.13%		0.11%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The increase in commercial special mention loans at June 30, 2021 compared to September 30, 2020 was due mainly to the addition of two commercial loans totaling $50.0 million for which the borrowers have been impacted by the COVID-19 pandemic. Both of these loans were subject to COVID-19 loan modifications during fiscal year 2020 and have since resumed full payments. There are underlying economic considerations that management is monitoring in association with these loans resulting in the special mention classification.

	June 30, 2021		September 30, 2020		June 30, 2020
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$14,885	$24,439	$11,339	$25,630	$12,309	$26,788
Commercial	100,019	4,057	52,006	4,914	52,054	5,128
Consumer	237	670	332	589	320	564
	$115,141	$29,166	$63,677	$31,133	$64,683	$32,480

Allowance for Credit Losses: Accounting Standard Update ("ASU") 2016-13 became effective for the Company on October 1, 2020. This ASU replaced the incurred loss impairment methodology for calculating ACL under GAAP with a new impairment methodology, commonly known as the current expected credit loss ("CECL") methodology. The new methodology requires the Company to measure, at each reporting date, the expected credit losses for loans and loan commitments over their contractual lives based on historical experience, current conditions, and reasonable and supportable forecasts. Upon adoption of the ASU, the Company recorded a cumulative-effect adjustment to retained earnings of $2.3 million (net of tax of $739 thousand), which reduced the ACL by $4.8 million, to $26.8 million, and established a reserve for off-balance sheet credit exposures of $7.8 million, which is recorded in other liabilities in the consolidated balance sheet. The Bank's off-balance sheet credit exposures are comprised of unfunded portions of existing loans and commitments to originate or purchase new loans that are not unconditionally cancellable by the Bank.

The Bank is utilizing a discounted cash flow approach for estimating expected credit losses for pooled loans and loan commitments. The credit loss estimate for off-balance sheet credit exposures also takes into consideration the likelihood that the commitment will be funded. The economic indices used for the reasonable and supportable forecasted time period are the national unemployment rate, changes in commercial real estate price index, changes in home values, and changes in the United States gross domestic product. Management considers several economic forecast scenarios provided by a third party and selects the scenario(s) believed to be the most appropriate considering the facts and circumstances at quarter end. Management also considers several qualitative factors. The qualitative factors account for items not included in historical loss rates, the macroeconomic forecast, and/or other model inputs/assumptions. Any changes to the ACL and reserves on off-balance sheet credit exposures are recorded through increases/decreases in the provision for credit losses on the consolidated statements of income.

The economic forecast scenarios selected by management improved at June 30, 2021 compared to March 31, 2021 which resulted in a reduction in the ACL calculated by the model. Management applied qualitative factors at both June 30, 2021 and March 31, 2021 to account for the continued economic uncertainties, along with the balance and trending of large-dollar special mention commercial loans. The total ACL amount assigned to these qualitative factors also decreased at June 30, 2021 compared to March 31, 2021. The economic uncertainties were related to (1) the job market, specifically the unemployment rate, labor participation rate and the effectiveness of the latest federal stimulus package to the unemployed and the economic stimulus payments to qualifying households, (2) the impact to the housing market as a result of the foreclosure moratorium and how the housing market may react when the foreclosure moratorium is eventually lifted, and (3) the unevenness of the recovery in certain industries.

The following table presents a summary of changes in ACL and reserve for off-balance sheet credit exposures occurring during the quarter ended June 30, 2021.

	ACL	Reserve for off-balance sheet credit exposures	ACL and Reserve for off-balance sheet credit exposures
	(Dollars in thousands)
Balance at March 31, 2021	$23,397	$6,127	$29,524
Charge-offs	(19)	—	(19)
Recoveries	71	—	71
Net charge-offs	52	—	52
Provision for credit losses	(2,725)	34	(2,691)
Balance at June 30, 2021	$20,724	$6,161	$26,885

The negative provision for credit losses in the current quarter was due primarily to a reduction in the commercial loan ACL related to a decrease in the commercial loan economic uncertainty qualitative factor due to improved commercial economic conditions compared to March 31, 2021.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
	(Dollars in thousands)
Balance at beginning of period	$23,397	$26,125	$31,527	$31,215	$31,196
Adoption of CECL	—	—	(4,761)	—	—
Charge-offs:
One- to four-family	(18)	(131)	(14)	—	—
Commercial	—	—	(515)	—	—
Consumer	(1)	(7)	(3)	(15)	(5)
Total charge-offs	(19)	(138)	(532)	(15)	(5)
Recoveries:
One- to four-family	49	57	34	303	—
Commercial	18	8	12	12	17
Consumer	4	3	22	12	7
Total recoveries	71	68	68	327	24
Net recoveries (charge-offs)	52	(70)	(464)	312	19
Provision for credit losses	(2,725)	(2,658)	(177)	—	—
Balance at end of period	$20,724	$23,397	$26,125	$31,527	$31,215

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	0.01%	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	(0.35)	0.47	3.44	(2.70)	(0.20)
ACL to non-performing loans at end of period	146.23	153.51	184.68	252.42	305.58
ACL to loans receivable at end of period	0.29	0.33	0.37	0.44	0.42
ACL to net charge-offs (annualized)	N/M(1)	83.8x	14.1x	N/M(1)	N/M(1)

	For the Nine Months Ended
	June 30,
	2021	2020
	(Dollars in thousands)
Balance at beginning of period	$31,527	$9,226
Adoption of CECL	(4,761)	—
Charge-offs:
One- to four-family	(163)	(64)
Commercial	(515)	(349)
Consumer	(11)	(15)
Total charge-offs	(689)	(428)
Recoveries:
One- to four-family	140	3
Commercial	38	98
Consumer	29	16
Total recoveries	207	117
Net (charge-offs) recoveries	(482)	(311)
Provision for credit losses	(5,560)	22,300
Balance at end of period	$20,724	$31,215

Ratio of net charge-offs during the period
to average loans outstanding during the period	0.01%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	3.56	3.22
ACL to net charge-offs (annualized)	32.3x	75.3x
(1)This ratio is not presented for the time periods noted due to loan recoveries exceeding loan charge-offs during these periods.

The distribution of our ACL at the dates indicated is summarized below. The October 1, 2020 column represents the ACL at the time the Company adopted ASU 2016-13.

	At
	June 30,	March 31,	December 31,	October 1,	September 30,	June 30,
	2021	2021	2020	2020	2020	2020
	(Dollars in thousands)
One- to four-family:
Originated	$1,515	$1,517	$1,516	$1,609	$6,044	$6,298
Correspondent purchased	1,739	1,705	1,758	2,324	2,691	3,189
Bulk purchased	674	747	852	903	467	506
Construction	20	19	22	25	41	48
Total	3,948	3,988	4,148	4,861	9,243	10,041
Commercial:
Commercial real estate	14,784	17,016	17,813	16,595	16,869	16,353
Commercial and industrial	345	445	553	559	1,451	1,465
Construction	1,404	1,696	3,341	4,452	3,480	2,886
Total	16,533	19,157	21,707	21,606	21,800	20,704
Consumer	243	252	270	299	484	470
Total	$20,724	$23,397	$26,125	$26,766	$31,527	$31,215

The ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below.

	At
	June 30,	March 31,	December 31,	October 1,	September 30,	June 30,
	2021	2021	2020	2020	2020	2020
One- to four-family:
Originated	0.04%	0.04%	0.04%	0.04%	0.15%	0.16%
Correspondent purchased	0.09	0.09	0.09	0.11	0.13	0.14
Bulk purchased	0.38	0.40	0.43	0.43	0.22	0.23
Construction	0.07	0.07	0.07	0.07	0.12	0.13
Total	0.06	0.07	0.07	0.08	0.15	0.16
Commercial:
Commercial real estate	2.17	2.56	2.92	2.65	2.69	2.62
Commercial and industrial	0.47	0.58	0.80	0.57	1.49	1.47
Construction	2.32	3.18	3.95	4.22	3.30	3.30
Total	2.03	2.41	2.84	2.60	2.63	2.55
Consumer	0.25	0.26	0.25	0.26	0.42	0.40
Total	0.29	0.33	0.37	0.37	0.44	0.42

The distribution of our reserve for off-balance sheet credit exposures at the dates indicated is summarized below. The amount is reported in the other liabilities line item on the consolidated balance sheet. The October 1, 2020 column represents the reserve at the time the Company adopted ASU 2016-13. Prior to October 1, 2020, no such reserve had been recorded.

	At
	June 30,	March 31,	December 31,	October 1,
	2021	2021	2020	2020
	(Dollars in thousands)
One- to four-family	$229	$197	$131	$144
Commercial	5,880	5,887	6,261	7,584
Consumer	52	43	41	60
	$6,161	$6,127	$6,433	$7,788

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. Overall, fixed-rate securities comprised 93% of our securities portfolio at June 30, 2021. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	June 30, 2021			March 31, 2021			September 30, 2020
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$1,365,635	1.39%	3.9	$1,384,982	1.46%	4.1	$945,432	1.82%	3.7
U.S. government-sponsored enterprise debentures	494,968	0.59	3.9	544,966	0.55	3.6	369,967	0.62	1.7
Municipal bonds	5,133	1.79	0.4	5,447	1.79	0.5	9,716	1.69	0.7
Total fixed-rate securities	1,865,736	1.18	3.9	1,935,395	1.20	3.9	1,325,115	1.49	3.1

Adjustable-rate securities:
MBS	137,221	2.05	3.4	155,325	2.24	3.2	204,490	2.49	2.9
Total securities portfolio	$2,002,957	1.24	3.8	$2,090,720	1.28	3.9	$1,529,605	1.62	3.1

MBS: The following tables summarize the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WALs are the estimated remaining principal repayment terms (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	June 30, 2021			March 31, 2021			December 31, 2020			September 30, 2020
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,549,901	1.54%	4.0	$1,459,300	1.67%	4.0	$1,180,803	1.94%	3.5	$982,587	2.35%	3.3
Maturities and repayments	(110,996)			(109,141)			(101,496)			(95,842)
Net amortization of (premiums)/discounts	(1,689)			(1,572)			(1,003)			(608)
Purchases:
Fixed-rate	75,234	1.36	5.5	223,804	1.31	5.9	379,793	1.04	5.4	297,024	1.06	5.9
Change in valuation on AFS securities	6,578			(22,490)			1,203			(2,358)
Ending balance - carrying value	$1,519,028	1.45	3.8	$1,549,901	1.54	4.0	$1,459,300	1.67	4.0	$1,180,803	1.94	3.5

	For the Nine Months Ended
	June 30, 2021			June 30, 2020
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,180,803	1.94%	3.5	$936,487	2.67%	3.5
Maturities and repayments	(321,633)			(213,695)
Net amortization of (premiums)/discounts	(4,264)			(890)
Purchases:
Fixed-rate	678,831	1.16	5.6	240,677	1.71	4.4
Change in valuation on AFS securities	(14,709)			20,008
Ending balance - carrying value	$1,519,028	1.45	3.8	$982,587	2.35	3.3

Investment Securities: The following tables summarize the activity of investment securities for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	June 30, 2021			March 31, 2021			December 31, 2020			September 30, 2020
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$546,023	0.56%	3.6	$454,566	0.54%	1.0	$380,147	0.65%	1.7	$237,467	1.23%	0.8
Maturities, calls and sales	(100,300)			(3,325)			(50,900)			(102,115)
Net amortization of (premiums)/discounts	(12)			(18)			(14)			(54)
Purchases:
Fixed-rate	50,000	0.73	3.2	100,000	0.70	4.6	124,987	0.48	3.2	244,975	0.51	3.2
Change in valuation on AFS securities	966			(5,200)			346			(126)
Ending balance - carrying value	$496,677	0.60	3.8	$546,023	0.56	3.6	$454,566	0.54	1.0	$380,147	0.65	1.7

	For the Nine Months Ended
	June 30, 2021			June 30, 2020
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$380,147	0.65%	1.7	$268,376	2.11%	0.8
Maturities, calls and sales	(154,525)			(256,300)
Net amortization of (premiums)/discounts	(44)			(109)
Purchases:
Fixed-rate	274,987	0.60	3.7	225,087	1.20	1.2
Change in valuation on AFS securities	(3,888)			413
Ending balance - carrying value	$496,677	0.60	3.8	$237,467	1.23	0.8

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	June 30, 2021			March 31, 2021			September 30, 2020
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$540,669	—%	8.2%	$549,158	—%	8.2%	$451,394	—%	7.3%
Interest-bearing checking	1,014,665	0.08	15.3	1,009,096	0.07	15.2	865,782	0.10	14.0
Savings	513,054	0.06	7.7	511,014	0.06	7.7	433,808	0.06	7.0
Money market	1,688,337	0.25	25.4	1,602,573	0.24	24.1	1,419,180	0.37	22.9
Retail certificates of deposit	2,412,806	1.50	36.4	2,512,791	1.62	37.8	2,623,336	1.88	42.4
Commercial certificates of deposit	214,956	0.71	3.2	217,563	0.77	3.3	143,125	1.05	2.3
Public unit certificates of deposit	253,807	0.36	3.8	248,670	0.45	3.7	254,783	0.74	4.1
	$6,638,294	0.66	100.0%	$6,650,865	0.73	100.0%	$6,191,408	0.95	100.0%

The following table presents scheduled maturity information for our certificates of deposit, along with associated weighted average rates, as of June 30, 2021.

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
Retail certificates of deposit:
0.00 – 0.99%	$550,417	$179,058	$67,469	$84,122	$881,066	0.52%
1.00 – 1.99%	343,680	170,719	111,402	77,336	703,137	1.69
2.00 – 2.99%	246,706	388,924	161,803	30,914	828,347	2.40
3.00 – 3.99%	—	256	—	—	256	3.00
Commercial certificates of deposit:
0.00 – 0.99%	172,807	4,795	464	781	178,847	0.54
1.00 – 1.99%	19,503	10,104	343	907	30,857	1.41
2.00 – 2.99%	2,016	2,401	662	172	5,251	2.31
Public unit certificates of deposit:
0.00 – 0.99%	196,575	25,501	—	—	222,076	0.10
1.00 – 1.99%	16,096	—	—	—	16,096	1.69
2.00 – 2.99%	15,307	—	329	—	15,636	2.65
	$1,563,107	$781,758	$342,472	$194,232	$2,881,569	1.34

Percent of total	54.3%	27.1%	11.9%	6.7%
Weighted average rate	1.07	1.71	1.80	1.25
Weighted average maturity (in years)	0.5	1.4	2.5	3.8	1.2
Weighted average maturity for the retail portfolio (in years)					1.3
Weighted average maturity for the commercial portfolio (in years)					0.6
Weighted average maturity for the public unit portfolio (in years)					0.4

Borrowings

The following table presents the maturity of term borrowings, which consist entirely of FHLB advances, along with associated weighted average contractual and effective rates as of June 30, 2021.

	Term Borrowings Amount
Maturity by	FHLB	Interest rate	Contractual	Effective
Fiscal Year	Advances	swaps(1)	Rate	Rate(2)
	(Dollars in thousands)
2021	$—	$340,000	0.28%	2.73%
2022	—	100,000	0.24	3.14
2023	300,000	—	1.70	1.81
2024	150,000	—	2.44	2.44
2025	300,000	—	1.66	1.75
2026	250,000	—	0.96	1.27
2027	150,000	—	0.93	1.24
	$1,150,000	$440,000	1.18	2.00

(1)Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $440.0 million to hedge the variability in cash flows associated with the advances. These advances are presented based on their contractual maturity dates and will be renewed periodically until the maturity or termination of the interest rate swaps. The expected WAL of the interest rate swaps was 3.6 years at June 30, 2021.
(2)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/commercial and public unit amounts, and term borrowings for the next four quarters as of June 30, 2021.

	Retail/Commercial		Public Unit		Term
Maturity by	Certificate	Repricing	Certificate	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount(1)	Rate	Total	Rate
	(Dollars in thousands)
September 30, 2021	$339,552	1.26%	$98,464	0.51%	$75,000	2.99%	$513,016	1.37%
December 31, 2021	376,966	1.12	74,062	0.26	—	—	451,028	0.98
March 31, 2022	299,872	1.24	24,876	0.65	—	—	324,748	1.19
June 30, 2022	318,740	1.15	30,575	0.09	—	—	349,315	1.06
	$1,335,130	1.19	$227,977	0.39	$75,000	2.99	$1,638,107	1.16

(1)The maturity date for FHLB advances tied to interest rate swaps is based on the maturity date of the related interest rate swap.

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. FHLB advances are presented at par. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	June 30, 2021			March 31, 2021			December 31, 2020			September 30, 2020
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$1,590,000	1.94%	3.3	$1,740,000	2.26%	3.0	$1,790,000	2.31%	3.0	$1,990,000	2.29%	2.9
Maturities and prepayments:
FHLB advances	(300,000)	1.30		(315,000)	2.20		(350,000)	2.40		(440,000)	2.49
Repurchase agreements	—	—		—	—		—	—		(100,000)	2.53
New FHLB borrowings:
Fixed-rate	200,000	0.90	4.5	100,000	1.24	6.0	100,000	1.09	5.0	—	—	—
Interest rate swaps(1)	100,000	3.14	7.0	65,000	2.65	3.1	200,000	2.63	1.5	340,000	2.73	3.5
Ending balance	$1,590,000	2.00	3.5	$1,590,000	1.94	3.3	$1,740,000	2.26	3.0	$1,790,000	2.31	3.0

	For the Nine Months Ended
	June 30, 2021			June 30, 2020
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$1,790,000	2.31%	3.0	$2,140,000	2.38%	2.6
Maturities and prepayments:
FHLB advances	(965,000)	1.99		(965,000)	2.41
New FHLB borrowings:
Fixed-rate	400,000	1.03	5.0	450,000	1.76	4.8
Interest rate swaps(1)	365,000	2.77	3.3	365,000	2.75	4.3
Ending balance	$1,590,000	2.00	3.5	$1,990,000	2.29	2.9

(1)Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps to hedge the variability in cash flows associated with the advances. The effective rate and WAM presented include the effect of the interest rate swaps.

Average Rates and Lives

At June 30, 2021, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $(478.2) million, or (5.0)% of total assets, compared to $(652.3) million, or (6.7)% of total assets, at March 31, 2021. The change in the one-year gap amount was due primarily to a decrease in the amount of liabilities projected to reprice at June 30, 2021. During the current quarter, the Bank replaced $200.0 million of adjustable-rate FHLB advances with long-term fixed-rate advances with maturities greater than one year. In addition, the amount of assets projected to reprice decreased due to a lower balance of cash and investment securities at June 30, 2021 compared to March 31, 2021. This was somewhat offset by lower interest rates as of June 30, 2021 compared to March 31, 2021. As interest rates decrease, borrowers have more economic incentive to refinance their mortgages, resulting in higher projected cash flows on these assets.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on one- to four-family loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically significantly impacted by changes in interest rates, because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of June 30, 2021, the Bank's one-year gap is projected to be $(1.12) billion, or (11.7)% of total assets. The change in the gap compared to when there is no change in rates is due to lower anticipated net cash flows primarily due to lower repayments on mortgage-related assets in the higher rate environment. This compares to a one-year gap of $(1.32) billion, or (13.6)% of total assets, if interest rates were to have increased 200 basis points as of March 31, 2021.

During the current quarter, loan repayments totaled $511.2 million and cash flows from the securities portfolio totaled $211.3 million. The majority of these cash flows were reinvested into new loans and securities at current market interest rates. Total cash flows from term liabilities that matured and/or repriced into current market interest rates during the current quarter were $457.3 million. These offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

The Bank primarily uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of June 30, 2021 was 2.6 years. However, including the impact of interest rate swaps related to $440.0 million of adjustable-rate FHLB advances, the WAL of the Bank's term borrowings as of June 30, 2021 was 3.5 years. The interest rate swaps effectively convert the adjustable-rate borrowings into long-term, fixed-rate liabilities.

In addition to these wholesale strategies, the Bank has benefited from an increase in non-maturity deposits. As market interest rates rise, rates paid on non-maturity deposits are not expected to increase as quickly. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout previous interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances. Additionally, as we expand the commercial banking business, we expect to have the ability to obtain lower-costing commercial deposits, which could be used to reduce the cost of funds by replacing FHLB borrowings and wholesale deposits.

With the significant decrease in interest rates during calendar year 2020, the Bank decreased its rates on certificates of deposit and money market accounts on pace with competitors in its market areas, and the low rate environment has continued midway through calendar year 2021. The Bank will continue to adjust rates as market conditions allow.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of June 30, 2021. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$496,677	0.60%	4.0	24.7%	5.4%
MBS - fixed	1,377,325	1.39	4.0	68.3	14.9
MBS - adjustable	141,703	2.05	3.7	7.0	1.5
Total securities	2,015,705	1.24	3.9	100.0%	21.8
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,266,125	2.71	3.6	18.0%	13.7
> 15 years	4,219,769	3.35	5.6	59.8	45.7
Fixed-rate commercial	437,323	4.30	4.1	6.2	4.8
All other fixed-rate loans	43,150	4.09	6.1	0.6	0.5
Total fixed-rate loans	5,966,367	3.29	5.1	84.6	64.7
Adjustable-rate one- to four-family:
<= 36 months	168,705	1.81	4.9	2.4	1.8
> 36 months	454,734	2.86	3.2	6.4	4.9
Adjustable-rate commercial	377,668	4.08	6.7	5.4	4.1
All other adjustable-rate loans	84,151	4.25	2.5	1.2	0.9
Total adjustable-rate loans	1,085,258	3.23	4.6	15.4	11.7
Total loans receivable	7,051,625	3.28	5.0	100.0%	76.4
FHLB stock	73,630	5.20	2.6		0.8
Cash and cash equivalents	95,305	0.12	—		1.0
Total interest-earning assets	$9,236,265	2.82	4.7		100.0%

Non-maturity deposits	$3,756,725	0.14	5.8	56.6%	45.7%
Retail certificates of deposit	2,412,806	1.50	1.3	36.4	29.3
Commercial certificates of deposit	214,956	0.71	0.6	3.2	2.6
Public unit certificates of deposit	253,807	0.36	0.4	3.8	3.1
Total deposits	6,638,294	0.66	3.8	100.0%	80.7
Term borrowings	1,590,000	2.00	3.5		19.3
Total interest-bearing liabilities	$8,228,294	0.92	3.7		100.0%

Average Balance Sheets
The following table presents the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Nine Months Ended
	June 30, 2021			June 30, 2020
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans:
Originated	$3,963,088	$104,482	3.52%	$3,946,543	$113,228	3.83%
Correspondent purchased	2,006,257	35,124	2.33	2,386,194	54,780	3.06
Bulk purchased	195,678	2,870	1.96	235,928	4,837	2.73
Total one- to four-family loans	6,165,023	142,476	3.08	6,568,665	172,845	3.51
Commercial loans	780,941	26,707	4.51	775,021	28,228	4.79
Consumer loans	103,241	3,575	4.63	126,049	5,106	5.41
Total loans receivable(1)	7,049,205	172,758	3.26	7,469,735	206,179	3.67
MBS(2)	1,424,914	16,499	1.54	929,458	17,584	2.52
Investment securities(2)(3)	476,755	2,075	0.58	257,778	3,736	1.93
FHLB stock	78,784	2,964	5.03	99,945	4,747	6.34
Cash and cash equivalents	152,792	117	0.10	166,272	1,126	0.89
Total interest-earning assets	9,182,450	194,413	2.82	8,923,188	233,372	3.48
Other non-interest-earning assets	443,370			459,877
Total assets	$9,625,820			$9,383,065

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,455,468	588	0.05	$1,141,682	550	0.06
Savings	478,011	209	0.06	375,858	222	0.08
Money market	1,554,947	3,220	0.28	1,216,377	5,395	0.59
Retail/commercial certificates	2,726,035	33,032	1.62	2,702,272	42,096	2.08
Wholesale certificates	254,606	1,022	0.54	287,977	4,036	1.87
Total deposits	6,469,067	38,071	0.79	5,724,166	52,299	1.22
Borrowings(4)	1,654,544	26,885	2.16	2,148,687	37,421	2.31
Total interest-bearing liabilities	8,123,611	64,956	1.07	7,872,853	89,720	1.52
Other non-interest-bearing liabilities	219,204			195,957
Stockholders' equity	1,283,005			1,314,255
Total liabilities and stockholders' equity	$9,625,820			$9,383,065

Net interest income(5)		$129,457			$143,652
Net interest rate spread(6)			1.75			1.96
Net interest-earning assets	$1,058,839			$1,050,335
Net interest margin(7)			1.88			2.15
Ratio of interest-earning assets to interest-bearing liabilities			1.13x			1.13x

Selected performance ratios:
Return on average assets (annualized)			0.80%			0.66%
Return on average equity (annualized)			5.98			4.69
Average equity to average assets			13.33			14.01
Operating expense ratio(8)			1.21			1.12
Efficiency ratio(9)			57.36			49.81

	For the Three Months Ended
	June 30, 2021			March 31, 2021
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans:
Originated	$3,982,990	$33,727	3.39%	$3,956,867	$34,794	3.52%
Correspondent purchased	1,971,209	10,367	2.10	1,981,735	11,826	2.39
Bulk purchased	185,198	826	1.78	195,925	932	1.90
Total one- to four-family loans	6,139,397	44,920	2.93	6,134,527	47,552	3.10
Commercial loans	805,721	8,744	4.29	766,972	8,559	4.46
Consumer loans	96,980	1,115	4.61	102,613	1,174	4.64
Total loans receivable(1)	7,042,098	54,779	3.11	7,004,112	57,285	3.27
MBS(2)	1,529,679	5,360	1.40	1,444,554	5,429	1.50
Investment securities(2)(3)	533,076	763	0.57	466,077	629	0.54
FHLB stock	73,689	944	5.14	77,391	951	4.98
Cash and cash equivalents	97,890	26	0.11	158,544	40	0.10
Total interest-earning assets	9,276,432	61,872	2.66	9,150,678	64,334	2.81
Other non-interest-earning assets	430,639			446,265
Total assets	$9,707,071			$9,596,943

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,546,665	182	0.05	$1,459,964	183	0.05
Savings	513,528	72	0.06	477,985	69	0.06
Money market	1,646,970	998	0.24	1,543,911	1,038	0.27
Retail/commercial certificates	2,678,914	9,938	1.49	2,753,439	10,917	1.61
Wholesale certificates	251,571	285	0.45	260,712	322	0.50
Total deposits	6,637,648	11,475	0.69	6,496,011	12,529	0.78
Borrowings(4)	1,582,905	7,826	1.97	1,603,459	8,732	2.19
Total interest-bearing liabilities	8,220,553	19,301	0.94	8,099,470	21,261	1.06
Other non-interest-bearing liabilities	203,532			213,602
Stockholders' equity	1,282,986			1,283,871
Total liabilities and stockholders' equity	$9,707,071			$9,596,943

Net interest income(5)		$42,571			$43,073
Net interest rate spread(6)			1.72			1.75
Net interest-earning assets	$1,055,879			$1,051,208
Net interest margin(7)			1.84			1.88
Ratio of interest-earning assets to interest-bearing liabilities			1.13x			1.13x

Selected performance ratios:
Return on average assets (annualized)			0.75%			0.85%
Return on average equity (annualized)			5.67			6.37
Average equity to average assets			13.22			13.38
Operating expense ratio(8)			1.14			1.36
Efficiency ratio(9)			57.73			58.78

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)The average balance of investment securities includes an average balance of nontaxable securities of $7.2 million and $14.7 million for the nine months ended June 30, 2021 and June 30, 2020, respectively, and $5.1 million and $7.5 million for the quarters ended June 30, 2021 and March 31, 2021, respectively.
(4)The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(5)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(6)Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(7)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
(8)The operating expense ratio represents annualized non-interest expense as a percentage of average assets.
(9)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.